Exhibit 4(e)


                              CERTIFICATE OF TRUST

                                       OF

                                  CPL CAPITAL I


                  THIS CERTIFICATE OF TRUST of CPL Capital I (the "Trust"), dated January 24, 1997, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. Paragraph 3801 et seq.).

                  1. Name. The name of the business trust being formed hereby is CPL Capital I.

                  2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), 23 White Clay Center, Newark,
New Castle County, Delaware 19711.

                  3. Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together constitute one and the same instrument.

                  4. Effective Date. This Certificate of Trust shall be effective as of its filing.

                  IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                              THE BANK OF NEW YORK,
                              as Trustee


                               By: /s/  Remo J. Reale
                                  Name:   Remo J. Reale
                                  Title:  Assistant Vice President


                               THE BANK OF NEW YORK (DELAWARE)
                               as Trustee


                               By: /s/  Joseph G. Ernst
                                  Name:   Joseph G. Ernst
                                  Title:  Assistant Vice President


                                       /s/  Wendy G. Hargus
                                  Wendy G. Hargus, not in her
                                  individual capacity but solely
                                  as Trustee